Exhibit 10.1

[FiberTower Letterhead]

February 11, 2008

Thomas A. Scott

100 Clifford Terrace

San Francisco, California 94117

Re: Special Retention Compensation Package

Dear Tom,

FiberTower Corporation (“we” or the “Company”) is pleased to confirm this offer to you of the following Special Retention Compensation Package.  If you accept this offer, we agree to:

(i)	pay you a cash retention bonus of $666,667 on January 1, 2010 if you remain employed by the Company as Chief Financial Officer on such date;

(ii)	pay you an additional cash retention bonus of $333,333 on January 1, 2011 if you continue to remain so employed on such date; and

(iii)

make a restricted stock grant to you under the Amended and Restated FiberTower Corporation Stock Incentive Plan within ten (10) business days of your acceptance of this Special Retention Compensation Package of 250,000 shares of common stock of the Company, which shall vest as to 166,667 shares on January 1, 2010 if you remain employed by the Company as Chief Financial Officer on such date and shall vest as to the remaining 83,333 shares on January 1, 2011 if you remain so employed on such date.

If on or before January 1, 2011, (a) a Change of Control occurs, (b) we terminate your employment as Chief Financial Officer of the Company without Cause, or (c) you terminate your employment as Chief Financial Officer of the Company with Good Reason, any amounts not yet paid to you under clauses (i) and (ii) above shall become immediately due and payable, and any unvested shares of restricted stock granted pursuant to clause (iii) above shall become fully vested. In the event of your death or disability prior to January 1, 2011, (a) within 10 business days after your death or the determination by the Company of your total disability, the Company will pay you or your estate an amount equal to (A) the product of (x) the sum of the payments under clauses (i) and (ii) above, multiplied by (y) the Pro Rata Factor, minus (B) any amounts previously paid under clauses (i) and (ii) above, and (b) a portion of the restricted stock granted to you under clause (iii) above will vest as of the date of your death or the determination by the Company of your total disability, which portion shall equal (A) the total number of shares of restricted stock granted to you under clause (iii) above multiplied by the Pro Rata Factor, minus (B) the number of shares granted to you under clause (iii) above that have previously vested.  The “Pro Rata Factor” shall equal a fraction, the numerator of which is the number of days that have elapsed since January 1, 2008 to the date of your death or the Company’s determination of your total disability, and the denominator of which is the number of days from January 1, 2008 to January 1, 2011.

For purposes of this Special Retention Compensation Package, “Change of Control” means the occurrence of any of the following events: (i) the sale or transfer of all or substantially all of the Company’s assets, (ii) a reorganization, recapitalization, consolidation or merger where the voting securities of the Company outstanding immediately preceding such transaction, or the voting securities issued in exchange for or with respect to the voting securities of the Company outstanding immediately preceding such transaction, represent 50% or less of the voting power of the surviving entity following the transaction; or (iii) a transaction or series of related transactions which results in the acquisition of more than 50% of the Company’s outstanding voting power by a single person or entity or by a group of persons and/or entities acting in concert; provided, that a transaction principally for the purpose of reorganizing the Company into a holding company structure or reincorporating the Company in another jurisdiction shall not constitute a “Change of Control.” Notwithstanding the foregoing, to the extent necessary to comply with Section 409A, in the case of any payment under this Special Retention Compensation Package that in the determination of the Company would be considered “nonqualified deferred compensation” subject to Section 409A and as to which, in the determination of the Company, the requirements of Section 409A(a)(2)(A)(v) would apply, an event or occurrence described above shall be considered a “Change of Control” only if it also constitutes a change in ownership or effective control of the Company, or a change in ownership of the Company’s assets, described in Section 409A(a)(2)(A)(v).

For purposes of this Special Retention Compensation Package, “Cause” means the occurrence of any of the following events: (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, or the material misappropriation of property belonging to the Company; (b) your material breach of any contract between the Company and you; (c) your material breach of any policy of the Company applicable to employees of the Company generally (such as the Company’s Procedures and Guidelines Governing Securities Trades by Company Personnel or Amended and Restated Corporate Code of Business Conduct and Ethics); (d) your failure to perform (other than by reason of disability), or serious negligence in the performance of, your material duties and responsibilities to the Company; (e) fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company; or (f) an indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude.

For purposes of this Special Retention Compensation Package, “Good Reason” means the occurrence of any of the following events: (a) failure of the Company to continue you in the position (and with material duties and responsibilities consistent with such position), and with the title of Chief Financial Officer; (b) failure of the Company to pay to you any material portion of the amounts required hereunder or any other compensation agreed by the Company to be paid to you, excluding any failure which is cured within ten (10) business days following notice from you to the Company specifying in detail the nature of such failure; or (c) permanent relocation of your principal place of work to a location more than fifty (50) miles from the city of San Francisco, California.  For clarity, you agree that failure of the Company to continue you in the position (and with duties and responsibilities of such position) and with the title of Co-President will not constitute Good Reason.

For purposes of this Special Retention Compensation Package, “disability” means your inability, due to a medically documented physical or mental condition, to perform your essential job duties, with or without reasonable accomodation, for a continuous period of six (6) months.  The Company may, at its discretion and cost, require that you submit to an independent medical evaluation to confirm your condition and resulting inability to perform job duties before you are recognized as disabled.

All compensation under this Special Retention Compensation Package is subject to applicable tax withholding requirements, and the Company may withhold from amounts otherwise payable hereunder such amounts or require you to pay to the Company the amount of applicable withholding taxes. In addition, you are solely responsible for all taxes that result from your receipt of benefits hereunder.

To the extent that any payment under this Special Retention Compensation Package is deemed to be deferred compensation subject to the requirements of section 409A of the Code, this Special Retention Compensation Package shall be operated in compliance with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance with respect to subject payment.  If you are a “key employee,” as defined in section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under section 409A of the Code, no benefit or payment that is subject to section 409A of the Code (after taking into account all applicable exceptions to section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made hereunder on account of your “separation from service,” as defined in section 409A of the Code, with the Company until the later of the date prescribed for payment under this Special Retention Compensation Package and the first day of the seventh calendar month that begins after the date of your separation from service (or, if earlier, the date of your death).  Any such amounts shall be aggregated and paid in a lump sum, with interest, based on the prime rate as set out in The Wall Street Journal.

This Special Retention Compensation Package is not an employment agreement and shall not change your existing status as an employee “at will” of FiberTower.  You may terminate your employment at any time with or without Good Reason, and FiberTower may terminate your employment at any time with or without Cause.

The provisions of this Special Retention Compensation Package shall be governed by the laws of the State of California.

This offer will remain open until February 14, 2008.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me before February 14, 2008.

Sincerely,

FIBERTOWER CORPORATION

	By:	/s/ John D. Beletic
John D. Beletic, Chairman of the Board

Accepted and agreed this 11th day of February, 2008

/s/ Thomas A. Scott
Thomas A. Scott